As filed with the Securities and Exchange Commission on October 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1603837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1155 Valley Street, Suite 400

Seattle, Washington 98109

(Address of Principal Executive Offices) (Zip Code)

SHURGARD STORAGE CENTERS, INC.

2004 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

CHARLES K. BARBO

Chairman and Chief Executive Officer

SHURGARD STORAGE CENTERS, INC.

1155 Valley Street, Suite 400

Seattle, Washington 98109

(206) 624-8100

(Name, address and telephone number of agent for service)

Copy to:

MICHAEL E. STANSBURY

ERIC A. DEJONG

PERKINS COIE LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Number to Be Registered (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, par value $.001 per share (1)	3,500,000	$51.83	$181,405,000	$21.400

(1)	Together with the associated Preferred Share Purchase Rights.
(2)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Class A Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $51.83 based on the average of the high ($52.27) and low ($51.39) sales prices for the registrant’s Class A Common Stock as reported by the New York Stock Exchange on October 14, 2005.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2004, filed on March 29, 2005, and Amendment No. 1 on Form 10-K/A filed on October 14, 2005, which contain audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, filed on May 10, 2005 and August 9, 2005, respectively;

(c) The registrant’s current reports on Form 8-K, filed on February 9, 2005 (except as it relates to Items 7.01 and 9.01), February 18, 2005 (except as one relates to Item 7.01 and the related portions of Item 9.01), February 25, 2005, March 25, 2005, March 29, 2005 (except as one relates to Items 2.02 and 9.01), May 11, 2005 (except as it relates to Items 7.01 and the related portions of Item 9.01), June 6, 2005, July 5, 2005 (except as it relates to Item 7.01 and the related portions of Item 9.01), August 12, 2005 (except as one relates to Items 7.01 and 9.01), September 6, 2005 (except as one relates to Items 7.01 and 9.01) and September 30, 2005, and the registrant’s amended current report on Form 8-K/A, filed on March 31, 2005;

(d) The description of the Class A Common Stock contained in the registrant’s registration statement on Form 8-A filed on April 19, 1995, as amended by a Form 8-A/A filed on April 26, 1995, and the description of the Preferred Share Purchase Rights contained in the registrant’s registration statement on Form 8-A filed on April 19, 1995, as amended by a Form 8-A/A filed on April 26, 1995 and as further amended by a Form 8-A/A filed on March 15, 2004, under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 11 of the registrant’s Restated Bylaws provide for indemnification of the registrant’s directors and officers and, with the approval of the Board of Directors, the registrant’s employees and agents, to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article 11 of the registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders.

The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Class A Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Perkins Coie (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	Shurgard Storage Centers, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the registrant on June 4, 2004)

99.2	Amendment to Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan

Item 9. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 19th day of October, 2005.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ Charles K. Barbo
Charles K. Barbo
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Charles K. Barbo, David K. Grant and Devasis Ghose, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments with the Securities and Exchange Commission or any regulatory authority.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 19th day of October, 2005.

Signature	Title
/s/ Charles K. Barbo CHARLES K. BARBO	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Devasis Ghose DEVASIS GHOSE	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ D. Lynn Thrower D. LYNN THROWER	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ David K. Grant DAVID K. GRANT	Director, President and Chief Operating Officer

/s/ Anna Karin Andrews ANNA KARIN ANDREWS	Director

/s/ Howard P. Behar HOWARD P. BEHAR	Director

/s/ Jerry L. Calhoun JERRY L. CALHOUN	Director

/s/ Richard P. Fox RICHARD P. FOX	Director

/s/ Raymond A. Johnson RAYMOND A. JOHNSON	Director

/s/ W. Thomas Porter W. THOMAS PORTER	Director

/s/ Gary E. Pruitt GARY E. PRUITT	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Class A Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Perkins Coie (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	Shurgard Storage Centers, Inc. 2004 Long-Term Incentive Plan(incorporated by reference to Appendix A of the definitive proxy statement filed by the registrant on June 4, 2004)

99.2	Amendment to Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan